EXHIBIT 23.5

Date:      December 1, 1997
To:        Annabel Monaghan
From:      Sarah Laor -- IRI
Phone:     (973) 244-5250
No. Pages: 1
----------------------------------


Dear Annabel:

This is to confirm that PaineWebber, Inc. and AquaPenn have been granted permission to refer to Information Resources, Inc. material in the AquaPenn prospectus.

Sincerely,



/s/ Sara Laor
----------------------------------
Sara Laor
Director, Client Service